CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Stadion Investment Trust and to the use of our report dated July 28, 2020 on the financial statements and financial highlights of Stadion Tactical Growth Fund, Station Tactical Defensive Fund, and Stadion Trilogy Alternative Fund, each a series of shares of beneficial interest in Stadion Investment Trust. Such financial statements and financial highlights appear in the May 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP BBD, LLP

Philadelphia, Pennsylvania
January 25, 2021